Exhibit 99.1

EXACT SCIENCES ANNOUNCES COMPLETION

OF 6.9 MILLION SHARE OFFERING

MARLBOROUGH, Mass. – (February 11, 2004) – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that on February 10, 2004, it completed its previously announced public offering of an aggregate of 6,900,000 shares of its common stock at a price of $6.75 per share, for estimated net proceeds to the Company, before expenses, of $43.8 million.  The number of shares sold and the estimated net proceeds of the offering reflect the election of the underwriters in the offering to exercise in full their 30-day option to purchase an additional 900,000 shares to cover over-allotments. All of the shares of common stock were offered pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective in September 2003.  Merrill Lynch & Co. and UBS Securities LLC acted as joint book-running managers on this offering.  Thomas Weisel Partners LLC and Leerink Swann & Company acted as co-managers of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

About EXACT Sciences Corporation

EXACT Sciences Corporation is an applied genomics company that develops and commercializes proprietary DNA-based tests for the early detection of cancer.  Its first commercial test, PreGen-Plus™, is intended for the early detection of colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, however, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

This press release contains forward-looking statements regarding expectations as to the completion, timing and size of any public offering.  A number of risks and uncertainties could cause actual events to differ from the Company’s expectations indicated by these forward-looking statements.  These risks include reaching agreement as to the terms of the offering with the underwriters, successful completion of the offering and other risks addressed in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not undertake an obligation to update forward-looking statements.

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